UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2008

CHINA WATER GROUP, INC.
(Exact name of Registrant as specified in its charter)

Nevada	000-26175	88-0409151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 7A01, Baicheng Building 584 Yingbin Road Dashi, Panyu District Guangzhou, Guangdong, China	511430
(Address of principal executive offices)	(Zip Code)

(86-20) 3479 9708
(Registrant’s telephone number, including area code)

CHINA EVERGREEN ENVIRONMENTAL CORPORATION
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the filing of this Current Report on Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 11, 2008, Ms Jiang Yurong resigned from her position as a member of the board of directors of China Water Group Inc.(the “ Company” ) for perssonal reasons. There were no disagreements between Ms Jiang and the Company on any matter relating to the Company’s operations, policies or practices.

On December 11,2008, Mr Pu Chongliang resigned from his position as CEO & President of the Company to pursue other interests.  He continues to serve as Chairman of the board of directors of the Company.

On December 11, 2008, Mr. Fang Wenge was appointed as member of the board of directors of the Company by the remining directors to fill the vacancy created by Ms Jiang’s resignation. At the same time, Mr Fang was appointed as CEO & President of the company.  Mr Fang’s appointment is effective as of October 8, 2008.

Mr. Fang's biography follows:

Wenge Fang, age 39.  Prior to joining the Company as director,CEO ＆ President  Mr. Fang ha been a consultant to the Company since August 2007. Before this Mr. Fang founded Shenzhen Golden Lexicon Investment Consulting Co.,Ltd (a business consulting firm)and had acted as its executive director and general manager since April 2002.  In July 1997, Mr. Fang joined MingHua Group a company engaged in the real estate，hotel and hi-tech business as secretary of the board of directors. In 1998, he was appointed as vice general manager of the group. In August 2001 he became the director and vice general manager of MingHua International Holding Group(mgha.ob) untill his resignation in October 2002. Mr Fang owned MBA degree from Business School of FuDan University in ShangHai, P.R.China.

Item 9.01	Financial Statements and Exhibits.

	(b)	Pro-forma financial information.

Not applicable

	(d)	Exhibits.

Not applicable
10.1 Executive Employment Agreement between China Water Group Inc. and Wenge Fang dated December 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA WATER GROUP, INC.

Date: December 11, 2008	By:	/s/ Chongliang Pu
Name: Chongliang Pu
Title: Chairman of the board

Exhibit No. ______	Description ______
10.1	Executive Employment Agreement between China Water Group Inc. and Wenge Fang dated December 11, 2008.